EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement (Securities Act File No. 333-52372) of Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Fund”) of our reports dated October 21, 2005 for the Fund and for Master Senior Floating Rate Trust (the “Trust”), both appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2005, and of our reports dated October 22, 2004 for the Fund and for the Trust, both appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2004. We also consent to the reference to us under the heading “Financial Statements”, which is part of this Issuer Tender Offer Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey May 11, 2006